Putnam RetirementReady 2020 Fund
1/31/17 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 1,596
Class B	 3
Class C  8
Class M  1

72DD2 (000s omitted)
Class R	 24
Class R6 33
Class Y	 13

73A1
Class A	 0.193
Class B	 0.053
Class C	 0.064
Class M  0.109

73A2
Class R	 0.138
Class R6 0.207
Class Y	 0.212

74U1 (000s omitted)
Class A	 8,805
Class B	 64
Class C	 121
Class M	 11

74U2 (000s omitted)
Class R	 104
Class R6 161
Class Y	 62

74V1
Class A	 18.73
Class B	 18.08
Class C	 18.07
Class M	 18.42

74V2
Class R	 18.08
Class R6 21.04
Class Y	 21.02

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.